Exhibit 10.5
              Mutual Release Agreement (Wise Metals Group, L.L.C.)

                                                        April 28, 1999 (5:03 pm)


                            MUTUAL RELEASE AGREEMENT

         THIS MUTUAL RELEASE AGREEMENT ("Agreement"), made this 29th day of April,1999, effective as of March 30, 1999, by and among Avalon-Borden Companies, Inc. a Delaware corporation ("Avalon"), Das Borden, the chief executive officer of Avalon ("Borden) and Wise Metals Group LLC, a Delaware limited liability company (the "Company") provides as follows:

         WHEREAS, pursuant to a Letter of Intent dated October 28, 1998 (as amended November 2, 1998 and November 5, 1998, together the "LOI") between Avalon and Reynolds Metals Company ("Reynolds"), Avalon expressed its intention to purchase the Reynolds Alloys rolling mill and its Alabama and Southern Reclamation facilities and Sheffield coil coating facility as well as the operations conducted or formerly conducted at such facilities; and

         WHEREAS, Wise Metals Co., Inc. ("Wise") and Avalon entered into a memorandum of understanding on December 2, 1998 (as amended by a December 9, 1998 supplement, together the "MOU"), which in material part, provided that at Avalon's election, made no later than the Second Closing under the Asset Purchase Agreement contemplated in the LOI and in fact executed by Wise Alloys LLC ("Wise Alloys") and Reynolds as of December 30, 1998 ("Purchase Agreement") Avalon could either (i) acquire a two percent (2%) interest in Wise Alloys or
(ii) receive One Million U.S. Dollars ($1,000,000) from Wise in two (2) equal annual tranches, on the first and second anniversary of the Second Closing, plus in both cases reimbursement by Wise of direct and substantiated expenses incurred in connection with the LOI, which reimbursement would be paid by Wise on the date of the Second Closing; and

         WHEREAS, pursuant to a Consent, Assignment and Assumption Agreement dated December 9, 1998 between Wise Alloys, Wise, Avalon, and Reynolds: (i) Avalon agreed to assign and transfer all of its right, title and interest in the LOI to Wise Alloys; (ii) Wise Alloys agreed to assume and discharge when due Avalon's obligations under the LOI; and (iii) Wise agreed to guarantee the obligations of Wise Alloys under the LOI; and

         WHEREAS, Wise formed Wise Alloys pursuant to the Delaware Limited Liability Company Act, by causing to be filed a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on December 9, 1998; and

         WHEREAS, pursuant to an Operating Agreement executed on December 29, 1998, effective as of December 9, 1998 (the "Operating Agreement"), Wise, as the sole Member of Wise Alloys, capitalized Wise Alloys, with an initial Captial Contribution of One Million Five Hundred Thousand U.S. Dollars ($1,500,000) and made additional Capital Contributions to enable Wise Alloys to execute the Purchase Agreement and proceed to the Second Closing, which Second Closing occurred on March 31, 1999;


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         WHEREAS, pursuant to the Assignment and Assumption of Limited Liability
Company Interest Agreement dated March 26, 1999, Wise transferred 100% of its membership interest in Wise Alloys to the Company; and

         WHEREAS, Avalon announced its intention to elect to receive a 2% interest in Wise Alloys in lieu of One Million U.S. Dollars ($1,000,000), to be effective as of the Second Closing, plus reimbursement by Wise of expenses as recited above; and

         WHEREAS, a good faith dispute has arisen among the parties with respect to the terms and conditions of such 2% interest in Wise Alloys which the parties wish to resolve as proved herein.

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, the warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. RELEASE FEE. In exchange for the release of all claims as provided in Paragraph 3(a) below, the Company hereby agrees that it shall deliver as a release fee the sum of $1,387,500.00 in accordance with the terms of this Paragraph 1. The Company shall deliver to Avalon, by 1:00 p.m. C.D.T. on Friday, April 30, 1999, the sum of $1,387,500.00 by wire transfer to the account of Avalon, as follows:

                First Metro Bank
                406 W. Avalon Avenue
                Muscle Shoals, Alabama
                ABA Routing No. 0622-03955
                For Deposit to: Borden Companies, Inc.
                Account No. 00010626

         2. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Avalon for its direct and substantiated expenses in the agreed total amount of $283,132.96 incurred in connection with the contract rights in the LOI assigned to Wise Alloys. The Company shall deliver to the account of Avalon the sum of $283,132.96 by wire transfer as provided in Paragraph 1, above, by 1:00 p.m. C.D.T. on Friday, April 30, 1999.

          3.   MUTUAL RELEASE.

               (a) Borden individually and Avalon and his/its successors or assigns (collectively, the "Releasor"), hereby, voluntarily and knowingly release, acquit, discharge and covenant not to claim against Wise, the Company, Wise Alloys, or any subsidiaries, affiliates, shareholders, members, predecessors or successors of the foregoing entities (collectively, the "Release") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, disputes, costs, expenses, damages, judgments, orders and liabilities

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of whatever kind or nature, in law or in equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed or may have existed, or do exist or may exist, of any kind which the Releasor now may have against the Releasee (the "Claims"), including but not limited to claims with respect to the LOI, the MOU and the Purchase Agreement, except that Releasor does not release the Company from its obligations under this Agreement.

                     Releasor represents and warrants that it has not transferred or assigned any Claims by operation of law or otherwise; that it has full power and corporate authority to execute, deliver and perform this Release; that such execution, delivery and performance has been duly authorized by all necessary corporate action; and that this Release is valid and binding on and is enforceable against Releasor.

                     Nothing in this Paragraph 3 (a) is intended to release any claim that Releasor may have in the future for matters asserted against Releasor by third parties that arise solely from the acts or omissions of Releasee, regardless of when such acts or omissions are alleged to have occurred.

              (b) The Company (for the Releasee) hereby, voluntarily and knowingly releases, acquits, discharges and covenants not the claim against Releasor, or any subsidiaries or affiliates, shareholders, members, predecessors or successors of the foregoing entities (collectively, "A/B") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, disputes, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or in equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed or may have existed, or do exist or may exist, of any kind which the Release now may have against A/B, except that the Company does not release A/B from its obligations under this Agreement.

                     The Company represents and warrants that by operation of law or otherwise it can effectively release the claims of Release against A/B; that it has full power and authority to execute, deliver and perform this Release; that such execution, delivery and performance has been duly authorized by all necessary company action; and that this Release is valid and binding on and is enforceable against the Company.

                     Nothing in this Paragraph 3(b) is intended to release any claim that the Company (for the Releasee) may have in the future for matters asserted against the Company by third parties that arise solely from the acts or omissions of Releasor, regardless of when such acts or omissions are alleged to have occurred.

         4. FURTHER ASSURANCES. The parties hereby agree to execute and deliver such other documents, certificates, agreements, instruments, and other writings and to take such other actions as may be reasonably necessary in order to consummate expeditiously the transactions contemplated by this Agreement.

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         5.   NONDISCLOSURE. Borden and Avalon hereby agree that, except with the prior written consent of the Company, they will not disclose to any person or entity the content or existence of this Agreement of the content or existence of the negotiations relating thereto.

         6. COMMENTS CONCERNING LAW. This Agreement may be executed in counterpart, each completed set of which when so and delivered by all the parties, shall be original, but all such counterparts shall but one and the instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to its conflict of laws principles.

         7. ENTIRE AGREEMENT. This Agreement represents the sole and entire agreement between the parties on the subject hereof. IN WITNESS WHEREOF, the undersigned have entered and delivered this Mutual Release Agreement on the date set forth above, effective as of March 30, 1999.

                                        WISE METALS GROUP LLC


                                        /s/ JOHN J. CAMERON
                                        -------------------------------
                                        By: John J. Cameron
                                        Title: President/CEO

                                        AVALON-BORDEN COMPANIES, INC.


                                        /s/ JAMES M. BOHANNON
                                        -------------------------------
                                        By: James M. Bohannon
                                        Title: Chairman of the Board

                                        INDIVIDUALLY


                                        /s/ DAS BORDEN
                                        -------------------------------
                                        Das Borden


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